EXHIBIT 5.1
                                                                     -----------

                      [FOLEY, HOAG & ELIOT LLP LETTERHEAD]







                                                October 10, 2001

CDKnet.com, Inc.
250 West 57th Street
Suite 1101
New York, New York 10019


Dear Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by CDKnet.com, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 500,000 shares (the "Shares") of its common stock, par value $0.0001 per share, which were issued pursuant to the Consulting Agreement between the Company and Steve Wildstein (the "Plan").

     In arriving at the opinions expressed below, we have examined and relied on the following documents:

1.   Amended and Restated Articles of Incorporation and By-Laws of the Company.

2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

3.   The Plan.

     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based upon the foregoing, it is our opinion that:

1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.
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CDKnet.com, Inc.
October 10, 2001
Page 2








2. The Company has taken all necessary corporate action required to authorize the issuance and sales of the Shares.

3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plan, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                                 Sincerely,



                                                 Foley, Hoag & Eliot LLP


                                                 By: /s/ Janis H. Brennan
                                                     --------------------------
                                                     Partner